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                    Stein Roe Mutual Funds
                 Rule 12b-1 Distribution Plan

     Each Massachusetts Business Trust (Trust) designated in Appendix 1 as revised from time to time, acting severally, adopts as of August 3, 1999, the following distribution plan (the Plan) pursuant to Rule 12b-1 (the Rule) under the Investment Company Act of 1940 (Act) on behalf of each Fund in that Trust for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Funds.

I.   Plans Applying to Class A, B and C Shares

     Except as indicated below, each Fund having Class A, B or C Shares shall pay a service fee at the annual rate of 0.25% of the net assets of its Class A, B and C Shares, and a distribution fee at the annual rate of 0.75% of the average daily net assets of its Class B and C Shares.

II.  Payments of Fees Under the Plan

     Each Fund shall make all payments of service and distribution fees under this Plan to Liberty Funds Distributor, Inc. (LFDI) monthly, on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. No Fund shall pay, nor shall LFDI be entitled to receive, any amount under this Plan if such payment would result in LFDI receiving amounts in excess of those permitted by applicable law or by rules of the National Association of Securities is Dealers, Inc.

III. Use of Fees.

     LFDI may pay part or all of the service and distribution fees it receives from a Fund as commissions to financial service firms that sell Fund Shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of shares (including third-party administrators of qualified plans). This provision does not obligate LFDI to make any such payments nor limit the use that LFDI may make of the fees it receives.

IV.  Reporting

     LFDI shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

V.   Other Payments Authorized

     Payments by the Trust to LFDI and its affiliates (including
Colonial Management Associates, Inc.) other than as set forth in
Section I which may be indirect financing of distribution costs are authorized by this Plan.

VI.  Continuation; Amendment; Termination

     This Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any Class of Shares at any time as provided in the Rule without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined under the Act) of the Trust is effected by such non-interested Trustees as required by the Rule.

                         Approved by the Trustees as of the date
                         set forth above:

                         By:  HEIDI J. WALTER
                              Heidi J. Walter, Secretary For Each
                              Trust


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                           APPENDIX 1


Stein Roe Investment Trust
    Stein Roe International Fund
    Stein Roe Growth & Income Fund
    Stein Roe Balanced Fund
    Stein Roe Growth Stock Fund
    Stein Roe Disciplined Stock Fund
    Stein Roe Young Investor Fund
    Stein Roe Growth Investor Fund
    Stein Roe Capital Opportunities Fund
    Stein Roe Midcap Growth Fund
    Stein Roe Small Company Growth Fund
    Stein Roe Asia Pacific Fund
    Stein Roe Large Company Focus Fund

Stein Roe Income Trust
    Stein Roe Income Fund
    Stein Roe Intermediate Bond Fund
    Stein Roe High Yield Fund
    Stein Roe Cash Reserves Fund

Stein Roe Municipal Trust
    Stein Roe Intermediate Municipals Fund
    Stein Roe Managed Municipals Fund
    Stein Roe High-Yield Municipals Fund
    Stein Roe Municipal Money Market Fund

Stein Roe Advisor Floating Rate Fund